Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of QuantaSing Group Limited of our report dated September 29, 2022, except for the effects of updating the convenience translation discussed in Note 2(e) to the consolidated financial statements, as to which the date is December 20, 2022, relating to the financial statements of QuantaSing Group Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China

December 20, 2022